Exhibit 4.27

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”) BY AND AMONG THE HOLDER OF THIS NOTE, OTHER INVESTORS, THE COMPANY AND SILICON VALLEY BANK.

BLOOM ENERGY CORPORATION

SUBORDINATED SECURED CONVERTIBLE PROMISSORY NOTE

$[Insert Amount]	December [ ], 2014

FOR VALUE RECEIVED, Bloom Energy Corporation, a Delaware corporation (the “Company”), promises to pay to                      (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of [Insert Amount] ($[Insert Amount]), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Subordinated Secured Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to eight percent (8%) per annum, compounded monthly, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 2, 2017 or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof. This Note is one of the “Notes” issued pursuant to the Purchase Agreement.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF DECEMBER 2, 2014, AND EXECUTED BY THE COMPANY FOR THE BENEFIT OF INVESTOR. ADDITIONAL RIGHTS OF INVESTOR ARE SET FORTH IN THE SECURITY AGREEMENT.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.    Payments.

(a)    Interest. Accrued interest on this Note shall be payable at maturity. Notwithstanding the foregoing, and subject to any condition on payment set forth in the Subordination Agreement, interest accrued on this Note during each corresponding annual period shall be payable on December 2 of each of 2015, 2016 and 2017 at the election of Investor made at least thirty (30) days before each such date.

(b)    Voluntary Prepayment. This Note may not be prepaid, without the written consent of a Majority in Interest of Investors.

(c)    Withholding Taxes. Any and all payments to the Investor pursuant to this Note shall be made without deduction or withholding of any taxes except as required by applicable law. The Company shall not be required to withhold amounts with respect to U.S. federal income tax if the Investor has provided the Company (before the date of the first payment and thereafter as reasonably requested by the Company) a validly executed IRS Form W-8EXP (or any successor form).

2.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a)    Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay; or

(b)    Breaches of Covenants. The Company shall fail to observe or perform any other material covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents (other than those specified in Section 2(a)) and such failure shall continue for twenty (20) business days after the Company’s receipt of written notice to the Company of such failure; or

(c)    Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(d)    Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within forty-five (45) days of commencement; or

(e)    Judgments. A final judgment or order for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any of its subsidiaries, if any, and such judgment, writ or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

3.    Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(c) or 2(d)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the written consent of a Majority in Interest of Investors, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(c) and 2(d), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may, with the written consent of a Majority in Interest of Investors, exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4.    Conversion.

(a)    Voluntary Conversion. The Investor has the right, at the Investor’s option, at any time prior to payment in full of the principal amount of this Note and prior to the automatic conversion of this Note in accordance with Section 4(b), to convert the outstanding principal amount of this Note and all accrued and unpaid interest on this Note into fully paid and nonassessable shares of the Company’s Series G Preferred Stock at a price per share equal to $25.76 (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) (the “Conversion Price”). For the avoidance of doubt, the Company shall afford the Investor to exercise its conversion rights under this Section 4(a), and any conversion rights in respect of the Series G Preferred Stock, prior to the consummation of a Change of Control.

(b)    Conversion upon an Initial Public Offering. If an Initial Public Offering occurs prior to the payment in full of the principal amount of this Note, then the outstanding principal amount of this Note and all accrued and unpaid interest on this Note shall automatically convert into fully paid and nonassessable shares of the Company’s Series G Preferred Stock at the Conversion Price.

(c)    Conversion Procedure.

(i)    Conversion Pursuant to Section 4(a) or 4(a). Before Investor shall be entitled to convert this Note into shares of Series G Preferred in accordance with Section 4(a), it shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 4(a), and shall state therein the amount of the unpaid principal amount of this Note to be converted, together with all accrued and unpaid interest. If this Note is to be automatically converted in accordance with Section 4(b), written notice shall be delivered to Investor at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, notifying Investor of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon such Investor to surrender to the Company, in the manner and at the place designated, the Note. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other purchasers of the relevant securities (as may be amended), including any purchase agreement, investor rights agreement and other ancillary agreements, as applicable, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering). Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) for cancellation; provided, however, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(c)(ii). Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made immediately prior to the conversion of all of the Company’s share of preferred stock into Common Stock in connection with the Initial Public Offering.

(ii)    Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(d)    Conversion of Preferred Stock. Should all of the Company’s Series G Preferred Stock be, at any time prior to full payment of this Note, redeemed or converted into shares of Company’s Common Stock in accordance with the Company’s certificate of incorporation, then this Note shall immediately become convertible into that number of shares of Common Stock equal to the number of shares of the Common Stock that would have been received if this Note had been converted in full and the Series G Preferred Stock received thereupon had been simultaneously converted into Common Stock immediately prior to such event in accordance with the Company’s certificate of incorporation.

(e)    Notices of Record Date. In the event of:

(i)    Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii)    Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other Person or any consolidation or merger involving the Company; or

(iii)    Any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

the Company will mail to Investor at least ten (10) days prior to the earliest date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right; or (B) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

(f)    Change of Control Notice. In the event that the Company contemplates a Change of Control prior to the payment in full of the principal amount of this Note, then the Company shall notify the Investor in writing of such potential Change of Control at least twenty (20) days prior to the earliest contemplated consummation date of the Change of Control and keep the Investor reasonably apprised of any material developments with respect to such potential Change of Control.

(g)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Series G Preferred Stock and Common Stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Series G Preferred Stock (and shares of its Common Stock for issuance on conversion of such Series G Preferred Stock) as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Series G Preferred Stock (and shares of its Common Stock for issuance on conversion of such Series G Preferred Stock) shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, without limitation of such other remedies as shall be available to the holder of this Note, the Company shall use its reasonable best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Series G Preferred Stock (and shares of its Common Stock for issuance on conversion of such Series G Preferred Stock) to such number of shares as shall be sufficient for such purposes.

5.    Subordination. The Obligations evidenced by this Note are hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness and any Liens on property of the Company in favor of Investor are hereby expressly subordinated in priority to any Liens on the Company’s property in favor of any holder of Senior Indebtedness. By acceptance of this Note, Investor agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, and as a condition to Investor’s rights hereunder, the Company may require that Investor execute such forms of subordination agreement. Notwithstanding the foregoing, Investor shall be entitled to receive (i) equity securities of the Company from the conversion of all or any part of the Obligations and payments of cash in lieu of issuing fractional shares in connection with any such conversions, (ii) any note, instrument or other evidence of indebtedness which may be issued by the Company in exchange for or in substitution of this Note, provided that such note, instrument or other evidence of indebtedness is subordinated to the Senior Indebtedness on the same terms and conditions as set forth in this Section 5 and (iii) other payments consented to in writing by holders of Senior Indebtedness.

6.    Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Act” shall mean the Securities Act of 1933, as amended.

“Conversion Price” has the meaning given in Section 4(a) hereof.

“Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 193, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Director, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Event of Default” has the meaning given in Section 2 hereof.

“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act in which all outstanding shares of the Company’s preferred stock automatically converts into Common Stock.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Investors” shall mean the investors that have purchased Notes.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Majority in Interest of Investors” shall mean Investors holding more than 50% of the aggregate outstanding principal amount of the Notes.

“Notes” shall mean the subordinated secured convertible promissory notes issued pursuant to the Purchase Agreement.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall mean the Note Purchase Agreement, dated as of the date hereof (as amended, modified or supplemented), by and among the Company and the Investors (as defined in the Purchase Agreement) party thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” has the meaning given in the introductory paragraphs to this Note.

“Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness for borrowed money of the Company, to banks, commercial finance lenders or other lending institutions regularly engaged in the business of lending money (excluding (A) any indebtedness convertible into equity securities of the Company and (B) indebtedness in connection with capital leases or operating leases used solely for the purchase, finance or acquisition of equipment and where such indebtedness is secured solely by such equipment), and (ii) any extension, refinance, renewal, replacement, defeasance or refunding of any indebtedness described in clause (i); provided, however, that no indebtedness incurred by the Company which causes the aggregate principal amount of such indebtedness outstanding to exceed $75,000,000 (but only to the extent of such excess) shall be Senior Indebtedness.

“Transaction Documents” shall mean this Note, the Purchase Agreement, the Subordination Agreement and the Security Agreement.

7.    Miscellaneous.

(a)    Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof; No Transfers to Bad Actors; Notice of Bad Actor Status.

(i)    Subject to the restrictions on transfer described in this Section 7(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii)    With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 7(a) that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(iii)    Subject to Section 7(a)(ii), transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iv)    Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investor.

(b)    Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and a Majority in Interest of Investors.

(c)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service of recognized standing or (v) four (4) days after being deposited in the U.S. mail, first class with postage prepaid. Subject to the limitations set forth in Delaware General Corporation Law §232(e), Investor consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to any facsimile number for Investor in the Company’s records, (ii) electronic mail to any electronic mail address for Investor in the Company’s records, (iii) posting on an electronic network together with separate notice to Investor of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to Investor. This consent may be revoked by Investor by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(d)    Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to any other Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(e)    Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(f)    Default Rate; Usury. During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus five percent (5%). In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g)    Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h)    Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(i)    Jurisdiction and Venue; Waiver of Jury Trial. Each of Investor and the Company irrevocably consents to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California), in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note of any of the Transaction Documents.

(j)    Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

BLOOM ENERGY CORPORATION a Delaware corporation

By:
Name:
Title:

[Investor]

By:
Name:
Title: